Exhibit 23.2

KPMG LLP
Suite 2800
401 Union Street
Seattle, WA 98101

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 1, 2024, with respect to the consolidated financial statements of Vacasa, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Seattle, Washington
August 30, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.